Axos Financial, Inc. Announces 52% Growth in Diluted EPS to $1.46
Net Interest Income Increased 23% in Quarter Ended June 2023

LAS VEGAS, NV – (BUSINESS WIRE) – July 27, 2023 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2023. Net income for the quarter was $87.4 million, an increase of 50.9% over net income of $57.9 million for the quarter ended June 30, 2022. Earnings per diluted share for the quarter were $1.46, an increase of $0.50, or 52.1%, as compared to earnings per diluted share of $0.96 for the quarter ended June 30, 2022.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs, increased 32.3% to $89.4 million and 33.9% to $1.50, respectively, for the quarter ended June 30, 2023 compared to $67.6 million and $1.12, respectively, for the quarter ended June 30, 2022.
Fourth Quarter Fiscal 2023 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2023	2022	% Change
Net interest income	$203,754	$165,410	23.2%
Non-interest income	$32,705	$27,100	20.7%
Net income	$87,356	$57,896	50.9%
Adjusted Earnings (Non-GAAP)[1]	$89,431	$67,616	32.3%
Diluted EPS	$1.46	$0.96	52.1%
Adjusted EPS (Non-GAAP)[1]	$1.50	$1.12	33.9%

1 See “Use of Non-GAAP Financial Measures”
For the fiscal year ended June 30, 2023, net income was a record $307.2 million, an increase of 27.6% over net income of $240.7 million for the year ended June 30, 2022. Earnings per diluted share was $5.07, an increase of $1.10, or 27.7%, as compared to earnings per diluted share of $3.97 for the year ended June 30, 2022.

“We achieved record earnings and maintained strong credit quality and liquidity in the three and twelve months ended June 30, 2023,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Double-digit growth in net interest income and a net interest margin above the high end of our long-term target were the primary contributors to our strong results. Our credit quality remains resilient, supported by our diverse, asset-based lending at low loan-to-values. Our strong balance sheet, with a modest unrealized loss on our securities portfolio equal to less than 0.5% of our shareholders’ equity and a growing deposit base generated by a variety of consumer and commercial banking and securities businesses, positions us well for continued growth.”

“Earnings per diluted share increased 52% year-over-year to $1.46 in the fourth quarter of fiscal 2023, which included $0.08 per diluted share primarily attributed to $5.2 million of one-time tax credits,” stated Derrick Walsh, Executive Vice President and Chief Financial Officer. Even without these non-recurring benefits, our earnings per diluted share would represent year-over-year growth of 44%. Our reported net interest margin of 4.19% and 4.35% for the three and twelve months ended June 30, 2023 was negatively impacted by approximately $1.2 billion of excess liquidity. Excluding the excess liquidity, our net interest margin would have been 4.39% and 4.42% for the fourth quarter and full year 2023, respectively.”

Other Highlights:
•Net loans for investment totaled $16.5 billion at June 30, 2023, an increase of $0.6 billion, or 15.7% annualized, from March 31, 2023
•Deposits increased $0.4 billion, or 9.2% annualized, between March 31, 2023 and June 30, 2023
•Approximately 90% of total deposits were FDIC-insured or collateralized at June 30, 2023
•Pretax income for the Securities Business was $15.5 million and $59.6 million for the three and twelve months ended June 30, 2023
•Percentage of non-performing loans relative to total loans was 0.52% at June 30, 2023, down from 0.60% at March 31, 2023
•Unrealized losses of $9.3 million on the available-for-sale securities portfolio was less than 0.5% of stockholders’ equity at June 30, 2023; no securities were classified as held-to-maturity
•Tier 1 capital to risk weighted assets was 11.63% for the Bank and 10.94% for Axos Financial, Inc. at June 30, 2023, up from 11.55% and 10.71%, respectively, at March 31, 2023
•Book value increased to $32.53 per share, up 18.4% compared to June 30, 2022
•Repurchased $17.7 million of common stock during the quarter ended June 30, 2023
Fourth Quarter Fiscal 2023 Income Statement Summary
Net income was $87.4 million and earnings per diluted share was $1.46 for the three months ended June 30, 2023 compared to net income of $57.9 million and earnings per diluted share of $0.96 for the three months ended June 30, 2022. Net interest income increased to $203.8 million, up 23.2% for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, primarily due to higher rates earned and higher average balances in the loan portfolio, partially offset by higher rates paid on deposits and increased deposit balances.
The provision for credit losses was $7.0 million for the three months ended June 30, 2023 compared to $6.0 million for the three months ended June 30, 2022, primarily due to loan growth, changes in the macroeconomic environment and changes in loan product mix.
Non-interest income increased to $32.7 million, up 20.7%, for the three months ended June 30, 2023 from $27.1 million for the three months ended June 30, 2022. The net increase was primarily due to a $8.9 million increase in broker-dealer fee income and a $1.5 million increase in banking and service fees, partially offset by a $2.6 million decrease in prepayment penalty fee income and a $1.5 million decrease in mortgage banking income.
Non-interest expense, comprised of various operating expenses, increased 7.3% to $112.5 million for the three months ended June 30, 2023 from $104.8 million for the three months ended June 30, 2022. The net increase was primarily driven by an increase in salaries and related costs of $11.0 million and higher advertising and promotional expenses of $4.6 million, partially offset by lower general and administrative expenses, reflecting the absence of an $11 million charge due largely to a one-time resolution of a contractual claim in the prior year quarter.
Our effective tax rate was 25.34% for the three months ended June 30, 2023 compared to 29.15% for the three months ended June 30, 2022. The lower tax rate for the three months ended June 30, 2023, was primarily due to the impact of one-time income tax credits recognized in the current quarter.

Full Year Fiscal 2023 Highlights
•Net income reached a record $307.2 million, an increase of 27.6% compared to the fiscal year ended June 30, 2022
•Earnings per diluted share outstanding were $5.07, up 27.7% from $3.97 in the fiscal year ended June 30, 2022
•Deposits increased by $3.2 billion, or 22.8%, to $17.1 billion during the fiscal year ended June 30, 2023
•Net interest margin for the Banking Business segment increased to 4.48% for the fiscal year ended June 30, 2023 compared to 4.36% for the fiscal year ended June 30, 2022
•Efficiency ratio was 49.48% for the fiscal year ended June 30, 2023 compared to 50.25% for the fiscal year ended June 30, 2022
•Return on average assets increased to 1.64% for the fiscal year ended June 30, 2023 from 1.57% for the fiscal year ended June 30, 2022
Balance Sheet Summary
Axos’ total assets increased $2.9 billion or 16.9% to $20.3 billion at June 30, 2023 from June 30, 2022, primarily due to an increase of $2.4 billion in loans held for investment and an increase of $0.8 billion in total cash held. Total liabilities increased $2.7 billion to $18.4 billion at June 30, 2023 from June 30, 2022, primarily due to an increase of $3.2 billion in deposits, partially offset by a $0.3 billion decrease in securities loaned. Stockholders’ equity increased by $274.2 million, or 16.7%, to $1.9 billion at June 30, 2023 from $1.6 billion at June 30, 2022. The increase was primarily the result of net income of $307.2 million and $20.0 million of stock-based compensation activity, partially offset by the repurchase of $49.3 million of common stock.
The Bank’s Tier 1 capital ratio was 11.63% at June 30, 2023 compared to 11.24% at June 30, 2022.
Conference Call
A conference call and webcast will be held on Thursday, July 27, 2023 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and both the webcast and the earnings supplement may be access at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until August 27, 2023, at the Axos Financial website and telephonically by dialing toll-free number 877-660-6853, passcode 13739708.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. and its wholly owned subsidiaries, Axos Bank and Axos Nevada Holding, LLC (“Axos Nevada Holding” and collectively, the “Company”). Axos, the Bank and Axos Nevada Holding comprise substantially all of the Company’s assets and liabilities and revenues and expenses. Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC., a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest, LLC., an introducing broker dealer. With approximately $20.3 billion in consolidated assets, Axos Financial, Inc., through Axos Bank, provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $34.8 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing and custody services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit investors.axosfinancial.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business segment and non-interest expense incurred by the

Banking Business segment for cash sorting fees related to deposits sourced from Securities Business segment customers, as well as interest expense paid by the Banking Business segment to each of the wholly-owned subsidiaries of the Company and to the Company itself for their operating cash held on deposit with the Business Banking segment.

The following tables present the operating results of the segments and reconciliations:

	For the Three Months Ended June 30, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$201,770	$5,556	$(3,572)	$203,754
Provision for loan losses	7,000	—	—	7,000
Non-interest income	10,306	37,640	(15,241)	32,705
Non-interest expense	95,579	27,648	(10,771)	112,456
Income (Loss) before income taxes	$109,497	$15,548	$(8,042)	$117,003

	For the Three Months Ended June 30, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$165,504	$3,509	$(3,603)	$165,410
Provision for loan losses	6,000	—	—	6,000
Non-interest income	14,004	18,864	(5,768)	27,100
Non-interest expense	83,817	22,797	(1,821)	104,793
Income (Loss) before income taxes	$89,691	$(424)	$(7,550)	$81,717

	Twelve Months Ended June 30, 2023
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$776,294	$21,042	$(14,215)	$783,121
Provision for loan losses	24,750	—	—	24,750
Non-interest income	42,260	141,107	(62,879)	120,488
Non-interest expense	390,911	102,572	(46,368)	447,115
Income (Loss) before income taxes	$402,893	$59,577	$(30,726)	$431,744

	Twelve Months Ended June 30, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$597,833	$17,580	$(8,255)	$607,158
Provision for loan losses	18,500	—	—	18,500
Non-interest income	60,881	64,069	(11,587)	113,363
Non-interest expense	274,079	84,014	3,969	362,062
Income (Loss) before income taxes	$366,135	$(2,365)	$(23,811)	$339,959

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this release includes the non-GAAP financial measures adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. As noted below with respect to each measure, we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, and our management uses these non-GAAP measures when it internally evaluates the performance of our business and makes operating decisions. However, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$87,356	$57,896	$307,165	$240,716
Acquisition-related costs	2,779	2,745	10,948	11,355
Other costs[1]	—	10,975	16,000	10,975
Income taxes	(704)	(4,000)	(7,776)	(6,519)
Adjusted earnings (Non-GAAP)	$89,431	$67,616	$326,337	$256,527

Average dilutive common shares outstanding	59,707,871	60,508,304	60,566,854	60,610,954

Diluted EPS	$1.46	$0.96	$5.07	$3.97
Acquisition-related costs	0.05	0.05	0.18	0.19
Other costs[1]	—	0.18	0.27	0.18
Income taxes	(0.01)	(0.07)	(0.13)	(0.11)
Adjusted EPS (Non-GAAP)	$1.50	$1.12	$5.39	$4.23
1 Other costs for the twelves months ended June 30, 2023 reflect an accrual in the first quarter of 2023 as a result of adverse legal judgment that has not been finalized. Other costs for the three and twelve months ended June 30, 2022 reflect a one-time resolution of a contractual claim.

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value per common share (Non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2023	2022
Common stockholders’ equity	$1,917,159	$1,642,973
Less: mortgage servicing rights, carried at fair value	25,443	25,213
Less: goodwill and other intangible assets	152,149	156,405
Tangible common stockholders’ equity (Non-GAAP)	$1,739,567	$1,461,355

Common shares outstanding at end of period	58,943,035	59,777,949

Book value per common share	$32.53	$27.48
Less: mortgage servicing rights, carried at fair value per common share	0.44	0.42
Less: goodwill and other intangible assets per common share	2.58	2.61
Tangible book value per common share (Non-GAAP)	$29.51	$24.45
Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its 2022 Form 10-K, as supplemented by its Quarterly Report on Form 10-Q for the period ended December 31, 2022, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
(858) 649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods and the dates indicated:
AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2021
Selected Balance Sheet Data:
Total assets	$20,348,469	$17,401,165	$14,265,565
Loans—net of allowance for credit losses	16,456,728	14,091,061	11,414,814
Loans held for sale, carried at fair value	23,203	4,973	29,768
Loans held for sale, lower of cost or fair value	776	10,938	12,294
Allowance for credit losses - loans	166,680	148,617	132,958
Securities—trading	758	1,758	1,983
Securities—available-for-sale	232,350	262,518	187,335
Securities borrowed	134,339	338,980	619,088
Customer, broker-dealer and clearing receivables	374,074	417,417	369,815
Total deposits	17,123,108	13,946,422	10,815,797
Advances from the FHLB	90,000	117,500	353,500
Borrowings, subordinated notes and debentures	361,779	445,244	221,358
Securities loaned	159,832	474,400	728,988
Customer, broker-dealer and clearing payables	445,477	511,654	535,425
Total stockholders’ equity	1,917,159	1,642,973	1,400,936

Capital Ratios:
Equity to assets at end of period	9.42%	9.44%	9.82%
Axos Financial, Inc.:
Tier 1 leverage capital to adjusted average assets	8.96%	9.25%	8.82%
Common equity tier 1 capital (to risk-weighted assets)	10.94%	9.86%	11.36%
Tier 1 capital (to risk-weighted assets)	10.94%	9.86%	11.36%
Total capital (to risk-weighted assets)	13.82%	12.73%	13.78%
Axos Bank:
Tier 1 leverage capital to adjusted average assets	9.68%	10.65%	9.45%
Common equity tier 1 capital (to risk-weighted assets)	11.63%	11.24%	12.28%
Tier 1 capital (to risk-weighted assets)	11.63%	11.24%	12.28%
Total capital (to risk-weighted assets)	12.50%	12.01%	13.21%
Axos Clearing, LLC:
Net capital	$35,221	$38,915	$35,950
Excess capital	$29,905	$32,665	$27,904
Net capital as a percentage of aggregate debit items	13.25%	12.45%	8.94%
Net capital in excess of 5% aggregate debit items	$21,930	$23,290	$15,836

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Selected Income Statement Data:
Interest and dividend income	$346,430	$184,161	$1,157,138	$659,728
Interest expense	142,676	18,751	374,017	52,570
Net interest income	203,754	165,410	783,121	607,158
Provision for credit losses	7,000	6,000	24,750	18,500
Net interest income after provision for loan losses	196,754	159,410	758,371	588,658
Non-interest income	32,705	27,100	120,488	113,363
Non-interest expense	112,456	104,793	447,115	362,062
Income before income tax expense	117,003	81,717	431,744	339,959
Income tax expense	29,647	23,821	124,579	99,243
Net income	$87,356	$57,896	$307,165	$240,716

Per Share Data:
Net income:
Basic	$1.48	$0.97	$5.15	$4.04
Diluted	$1.46	$0.96	$5.07	$3.97
Adjusted earnings per common share (Non-GAAP)[1]	$1.50	$1.12	$5.39	$4.23
Book value	$32.53	$27.48	$32.53	$27.48
Tangible book value per common share (Non-GAAP)[1]	$29.51	$24.45	$29.51	$24.45

Weighted average number of shares outstanding:
Basic	58,981,372	59,665,041	59,691,541	59,523,626
Diluted	59,707,871	60,508,304	60,566,854	60,610,954
Common shares outstanding at end of period	58,943,035	59,777,949	58,943,035	59,777,949
Common shares issued at end of period	69,465,446	68,859,722	69,465,446	68,859,722

Performance Ratios and Other Data:
Loan originations for investment	$2,216,764	$3,152,064	$8,452,215	$10,366,796
Loan originations for sale	$95,788	$86,873	$254,288	$656,487
Return on average assets	1.73%	1.40%	1.64%	1.57%
Return on average common stockholders’ equity	18.60%	14.13%	17.22%	15.61%
Interest rate spread[2]	3.20%	3.86%	3.44%	3.91%
Net interest margin[3]	4.19%	4.19%	4.35%	4.13%
Net interest margin[3] - Banking Business Segment	4.26%	4.45%	4.48%	4.36%
Efficiency ratio[4]	47.56%	54.44%	49.48%	50.25%
Efficiency ratio[4] - Banking Business Segment	45.07%	46.69%	47.76%	41.61%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.04%	0.02%	0.04%	0.02%
Non-performing loans and leases to total loans	0.52%	0.83%	0.52%	0.83%
Non-performing assets to total assets	0.47%	0.68%	0.47%	0.68%
Allowance for credit losses - loans to total loans held for investment	1.00%	1.04%	1.00%	1.04%
Allowance for credit losses - loans to non-performing loans	191.23%	125.74%	191.23%	125.74%
1     See “Use of Non-GAAP Financial Measures” herein.
2    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.